Exhibit 4.4

WARRANT AGREEMENT

This Warrant Agreement (the “Agreement”) made as of                     , 2008, between K Road Acquisition Corporation, a Delaware corporation, with offices at 330 Madison Avenue, 25th Floor, New York, NY 10017 (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of units of the Company (“Units”) and, in connection therewith, has determined to issue and deliver up to (i) 34,500,000 Warrants (the “Public Warrants”) to the public investors, each of such Public Warrants evidencing the right of the holder thereof to purchase one share of common stock, par value $.0001 per share, of the Company’s common stock (“Common Stock”) for $7.50, subject to adjustment as described herein;

WHEREAS, immediately prior to the completion of the Public Offering, the Company shall sell and issue 7,750,000 Warrants in a private placement (the “Insider Warrants” and, together with the Public Warrants, the “Warrants”) pursuant to that certain warrant subscription agreement between the Company and K Road Acquisition Holdings LLC (the “Sponsor”) dated                     , 2008 (the “Warrant Subscription Agreement”), each of such Insider Warrants evidencing the right of the holder thereof to purchase one share of Common Stock for $7.50;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement, No. 333-149021 on Form S-1 (“Registration Statement”) for the registration under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.                                       Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.                                       Warrants.

2.1                                 Form of Warrant.  Each Warrant shall be issued in registered form only.  The Public Warrants shall be in substantially the form of Exhibit A hereto and the Insider Warrants shall be in substantially the form of Exhibit B hereto, the provisions of each of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer or President and Chief

Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal.  In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2                                 Effect of Countersignature.  Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3                                 Registration.

2.3.1                        Warrant Register.  The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.  Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2                        Registered Holder. Prior to due presentment for the registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4                                 Detachability of Public Warrants.  The securities comprising the Units will begin to trade separately on the date (the “Detachment Date”) that is the fifth business day following the earlier to occur of: (i) the expiration of the over-allotment option (the “Over-allotment Option”) granted to Credit Suisse Securities (USA) LLC (the “Underwriter”), (ii) the exercise in full of the Over-allotment Option (as described more fully in the Registration Statement), or (iii) the Underwriter’s notice to the Company of its intention not to exercise all or any remaining portion of the Over-allotment Option; provided that in no event will separate trading of the securities comprising the Units commence until the Company files with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the sale of the Units in the Public Offering, including the proceeds received by the Company from the exercise of the Underwriter’s Over-allotment Option, if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and the Company issues a press release announcing the trading date when such separate trading will begin.

3.                                       Terms and Exercise of Warrants.

3.1                                 Warrant Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.50 per whole share, subject to the adjustments provided in this Section 3.1 and Section 4 hereof.  The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock underlying a Warrant may be purchased at the time such Warrant is exercised.  The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than twenty business days, provided that any such reduction shall be identical among all of the Warrants.

3.2                                 Duration of Warrants.

3.2.1                        Public Warrants.  A Public Warrant may be exercised only during the period  commencing on the later of: (i) the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction, joint venture or other similar business combination (as described more fully in the Registration Statement, a “Business Combination”), or (ii) [            ], 2009 (one year from the effective date of the Registration Statement), and terminating at 5:00 p.m., New York City time, on the earlier to occur of (x) [            ], 2012 (four years from the effective date of the Registration Statement) or (y) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement.  Notwithstanding the foregoing, no Public Warrant shall be exercisable unless, at the time of exercise, a registration statement relating to the Common Stock issuable upon the exercise of such Public Warrant is effective and current prospectus is available for use by the holders thereof and the Common Stock has been qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Public Warrants.

3.2.2                        Insider Warrants.  An Insider Warrant may be exercised only during the period commencing one day following the consummation of a Business Combination and terminating at 5:00 p.m., New York City time, on the earlier to occur of (x) [            ], 2012 (four years from the effective date of the Registration Statement) or (y) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement.  The Insider Warrants are not subject to redemption so long as they are held by the Sponsor or its permitted transferees (as defined below).  Except as set forth in Section 5.7, the Insider Warrants may not be sold, assigned or transferred until one day following consummation of a Business Combination.

3.2.3                        General. The period during which a Warrant may be exercised shall be deemed the “Exercise Period” and the termination of such Exercise Period shall be deemed the “Expiration Date”.  Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.  The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date; provided, however, the Company will provide notice to Registered Holders of the Warrants of such extension of not less than 20 days; provided, further, that any such extension shall be identical in duration among all of the Warrants.  In the event that the Company desires to extend the Expiration Date of the Warrants, the Company shall provide advance notice of at least 20 days to the American Stock Exchange as required by the American Stock Exchange.  Notwithstanding the foregoing, a Warrant can expire unexercised regardless of whether a registration statement is effective under the Act and a current prospectus is available for use by the holders thereof.

3.3                                 Exercise of Warrants.

3.3.1                        Payment.  Subject to the provisions of the Warrants and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed and, except as set forth in Section 3.4, by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company, the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock and the issuance of the Common Stock.

3.3.2                        Issuance of Certificates.  As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by such Registered Holder, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares of Common Stock as to which such Warrant shall not have been exercised.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless: (i) a registration statement under the Act with respect to the Common Stock issuable upon exercise is effective and a current prospectus is available for use by the holders thereof or (ii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holders reside.  Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful.  In no event will the Company be required to provide the Registered Holder of a Warrant with a net-cash settlement or other consideration in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying the Warrants is registered pursuant to an effective registration statement.  Accordingly, the Warrants may expire unexercised and worthless if a registration statement under the Act with respect to the Common Stock issuable upon exercise is not effective and a current prospectus is not available for use by the holders thereof at the time such Warrant is exercised.

3.3.3                        Valid Issuance.  All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4                        Date of Issuance.  Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.4                                 Cashless Exercise.

3.4.1                        Determination of Amount.  In lieu of the payment of the Warrant Price, a Registered Holder shall have the right (but not the obligation) to convert any exercisable but unexercised Warrants into shares of Common Stock (the “Conversion Right”) as follows:  upon exercise of the Conversion Right, the Company shall deliver to the Registered Holder (without payment by the Registered Holder of any of the Warrant Price in cash) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value (as defined below) by (y) the Fair Market Value.  As used herein, the term “Fair Market Value” per share of Common Stock at any date shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the Warrant Agent receives notice of the Registered Holder’s exercise of the Conversion Right in the principal trading market for the Common Stock as reported by any national securities exchange or quoted on the NASD OTC Bulletin Board (or its successor entity), as the case may be; provided that if the Fair Market Value of the Common Stock cannot be so determined, the “Fair Market Value” per share shall be determined by the Board of Directors of the Company, in good faith.

3.4.2                        Mechanics of Cashless Exercise.  The Conversion Right may be exercised by a Registered Holder during the Exercise Period by surrendering the Warrant with the duly executed exercise form attached thereto with the cashless exercise section completed to the Warrant Agent, exercising the Conversion Right and specifying the total number of shares of Common Stock the Registered Holder will purchase pursuant to such Conversion Right; provided that any holder that holds Warrants in a brokerage account shall follow the procedures of such holder’s broker and the Depository Trust Company in order to exercise the Conversion Right.

4.                                       Adjustments.

4.1                                 Stock Dividends - Split Ups.  If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2                                 Extraordinary Dividend.  If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are exerciseable), other than (a) as described in Sections 4.1, 4.3 or 4.5, (b) regular quarterly or other periodic dividends, (c) in connection with the conversion rights of the holders of Common Stock upon consummation of a Business Combination, or (d) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

4.3                                 Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 4.7, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.4                                 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.3 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.5                                 Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.3 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.3, 4.4 and this Section 4.5.  The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.6                                 Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7                                 No Fractional Shares.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants.  If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.8                                 Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.  However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9                                 Notice of Certain Transactions.  In the event that the Company shall (a) offer to holders of all its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling all the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such action or offer.  Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action.  Such notice shall be given as promptly as practicable after the Company has taken any such action.

5.                                       Transfer and Exchange of Warrants.

5.1                                 Transfer of Public Warrants.  Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit.  Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Public Warrants included in such Unit.  From and after the Detachment Date this Section 5.1 will have no further force and effect.

5.2                                 Registration of Transfer.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer.  Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent.  The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.3                                 Procedure for Surrender of Warrants.  Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.4                                 Fractional Warrants.  The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.5                                 Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6                                 Warrant Execution and Countersignature.  The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.7                                 Insider Warrants.  Notwithstanding anything herein to the contrary, the Warrant Agent shall not register for transfer any Insider Warrants until one day after the consummation of a Business Combination, except for transfers (i) to officers or directors of the Company, (ii) to employees of the Sponsor or its affiliates (collectively with (i), “K Road personnel”), (iii) to funds managed by the Sponsor or its affiliates, or (iv) by any K Road personnel (a) by gift to a member of the immediate family of such K Road personnel or to a trust or other entity, the beneficiary of which is such K Road personnel or an immediate family member of such K Road personnel, (b) by virtue of the laws of descent and distribution upon the death of any such K Road personnel, (c) pursuant to a qualified domestic relations order, or (d) to any person or entity controlling, controlled by, or under common control with, the Sponsor or any K Road personnel (each such person in clauses

(i) – (iv), a “permitted transferee”), in each case on condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each permitted transferee agrees to be bound by the terms of the Warrant Subscription Agreement and the Sponsor’s Letter Agreement, except for the indemnification provisions contained therein, filed as exhibit 10.4 to the Registration Statement and the Escrow Agreement filed as exhibit 10.2 to the Registration Statement.

6.                                       Redemption.

6.1                                 Redemption.  Subject to Section 6.4 hereof and the second sentence of this Section 6.1, all (and not less than all) of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”); provided that the last sales price of the Common Stock has been equal to or greater than $14.25 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given.  Notwithstanding the foregoing, pursuant to Section 7.4 hereof, a registration statement under the Act with respect to the shares of Common Stock issuable upon exercise must be effective and a current prospectus must be available for use by the holders thereof in order for the Company to exercise its redemption rights pursuant to this Section 6.  The Insider Warrants are not subject to redemption pursuant to this Section 6 provided they are held by the Sponsor or its permitted transferees.  The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of the Underwriter.

6.2                                 Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption.  Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register.  Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3                                 Exercise After Notice of Redemption.  The Warrants may be exercised in accordance with Section 3 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption; provided, however, that the Company may elect to require that the Warrant Price for any such Warrants exercised after notice of redemption be paid through a Cashless Exercise pursuant to Section 3.4 hereof.  On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4                                 Outstanding Warrants Only.  The Company understands the redemption rights provided for by this Section 6 apply only to outstanding Warrants.  To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption.  However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption are met, including the opportunity of the Warrant holder to exercise prior to redemption pursuant to Section 6.3.  The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of the Underwriter.

6.5                                 No Other Rights to Cash Payment.  Except for a redemption in accordance with this Section 6, no holder of any Warrant shall be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of any Warrant under this Agreement, regardless of whether a registration statement under the Act with respect to the shares of Common Stock issuable upon exercise is effective and a current prospectus is available for use by the holders thereof.

6.6                                 Exclusion of Insider Warrants.  The Company understands that the redemption rights provided for by this Section 6 do not apply to the Insider Warrants if on the date fixed for redemption such Insider Warrants continue to be held by the Sponsor or its permitted transferees.  However, once such Insider Warrants are transferred other than to any permitted transferee, the Company may redeem the Insider Warrants; provided that the criteria for redemption are met, including, but not limited to, the opportunity of the Registered Holder to exercise its Warrants prior to redemption pursuant to Section 6.3.

7.                                       Other Provisions Relating to Rights of Holders of Warrants.

7.1                                 No Rights as Stockholder.  A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2                                 Lost, Stolen, Mutilated, or Destroyed Warrants.  If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed.  Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3                                 Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4                                 Registration of Common Stock.  The Company agrees that prior to the commencement of the Exercise Period, it shall file with the SEC a new registration statement, for the registration, under the Act, of the Common Stock issuable upon exercise of the Warrants, and it shall take such action as is reasonably necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants.  In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and to use its best efforts to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of Agreement; provided, however, that the Company shall not be obligated to deliver Common Stock and shall not have penalties for failure to deliver Common Stock if a registration statement is not effective or a current prospectus is not on file with the SEC at the time of exercise by the holder.  In addition, the Company agrees to use its reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption under the Act is not available for the exercise of the Warrants.  In no event will the Registered Holder of a Warrant be entitled to receive a net-cash settlement or shares of Common Stock or other consideration as of result of the Company’s non-compliance with this Section 7.4.  The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Underwriter.

8.                                       Concerning the Warrant Agent and Other Matters.

8.1                                 Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2                                 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1                        Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2                        Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3                        Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3                                 Fees and Expenses of Warrant Agent.

8.3.1                        Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder as set forth on Exhibit C hereto, and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2                        Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4                                 Liability of Warrant Agent.

8.4.1                        Reliance on Company Statement.  Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chairman of the Board, President or Chief Operating Officer of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2                        Indemnity.  The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

8.4.3                        Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and non-assessable.

8.5                                 Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

8.6                                 Waiver.  The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereon, by and between the Company and the Warrant Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9.                                       Miscellaneous Provisions.

9.1                                 Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2                                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, as follows:

K Road Acquisition Corporation
330 Madison Avenue, 25th Floor
New York, NY 10017
Attn: William V. Kriegel, Chairman,
Chief Executive Officer and President
Facsimile: (212) 351-0530

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Compliance Department
Fax: (212) 509-5150

with a copy in each case to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attn: Douglas S. Ellenoff, Esq.
Fax: (212) 370-7889

and

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attn: Gregg A. Noel, Esq.
Fax: (213) 687-5600

and

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010-3629
Attn: LCD-IBD

9.3                                 Applicable Law.  The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.  The Company and the Warrant Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern

District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company and the Warrant Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon the Company or the Warrant Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.

9.4                                 Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections 2.4, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof, the Underwriter, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  The Underwriter shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 2.4, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriter, with respect to Sections 2.4, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof) and their successors and assigns and of the Registered Holders of the Warrants.

9.5                                 Examination of the Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant.  The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6                                 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

9.7                                 Effect of Headings.   The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8                                 Amendments.  This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.  All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of the Underwriter and the Registered Holders of a majority of the then outstanding Warrants.  Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

9.9                                 Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	K ROAD ACQUISITION CORPORATION

By:
Name: William V. Kriegel
Title: Chairman, Chief Executive Officer
and President

Attest:	CONTINENTAL STOCK TRANSFER & TRUST
COMPANY

By:
Name:
Title: